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Exhibit 23.01






The Board of Directors
Barrister Global Services Network, Inc.:



We consent to the incorporation by reference in the registration statements (No. 33-8749 and 333-89947) on Form S-8 of Barrister Global Services Network, Inc. of our report dated July 15, 2002 with respect to the balance sheets of Advantage Innovation, Inc. as of March 31, 2002 and 2001, and the related statements of operations and retained earnings, and cash flows for the years then ended, which report appears in the Form 8-K/A of Barrister Global Services Network, Inc dated August 13, 2002.






/s/ POSTLETHWAITE & NETTERVILLE


New Orleans, Louisiana
August 13, 2002




















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